UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2017

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069	60069
(Address of Principal Executive Offices)	(Zip Code)

(847) 808-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.       Entry into a Material Definitive Agreement

First Amendment to Credit Agreement

On March 17, 2017,  CWGS Group, LLC (the “Borrower”), an indirect subsidiary of Camping World Holdings, Inc., entered into a First Amendment (the “First Amendment”) to the Credit Agreement, dated as of November 8, 2016 (as amended, the "Credit Agreement"). Per the terms of the First Amendment, the Borrower’s  $645 million term loan facility was increased by $95 million to $740 million and will bear interest at the Borrower’s option at a) LIBOR multiplied by the statutory reserve rate (such product, the “Adjusted LIBOR Rate”), subject to a 0.75% floor, plus an applicable margin of 3.75%, or b) an Alternate Base Rate equal to 2.75% per annum plus the greater of: (i) the prime rate published by The Wall Street Journal, (ii) federal funds effective rate plus 0.50%, or (iii) one-month Adjusted LIBOR Rate plus 1.00%, subject to a 1.75% floor. The $95 million add-on was priced at 99.75 percent. No other terms of the Credit Agreement were amended. The foregoing description of the First Amendment is qualified in its entirety by reference to the full and complete terms contained in the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.       Financial Statements and Exhibits

(a)	Exhibits

Exhibit No.	Description
10.1

First Amendment to Credit Agreement, dated March 17, 2017, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

	By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Chief Financial Officer and Secretary

Date: March 17, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1

First Amendment to Credit Agreement, dated March 17, 2017, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent